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                            SCHEDULE 14A INFORMATION

                  Consent Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant /x/

Check the appropriate box:
/x/      Preliminary Consent Statement         / /    Confidential, for Use
                                                      of the Commission Only
/ /      Definitive Consent Statement                 (as permitted by
                                                      Rule 14a-6(e)(2))
/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Tesoro Petroleum Corporation
                (Name of Registrant as Specified in Its Charter)


                           The Stockholders Committee
               For New Management of Tesoro Petroleum Corporation
                  (Name of Person(s) Filing Consent Statement)

                               ------------------

Payment of Filing Fee (Check the appropriate box):

/ /      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

/x/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

          (1) Title of each class of securities to which transaction applies: _____________
          (2)    Aggregate number of securities to which
          transaction applies: ______________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
____________________________________________
          (4)    Proposed maximum aggregate value of transaction:
          _______________________
          (5)    Total fee paid:
_____________________________________________________

/ /      Fee paid previously with preliminary materials.

                              --------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
__________________________________________________

(2)      Form, Schedule or Registration Statement No.:
________________________________

(3)      Filing Party:
_____________________________________________________________

(4)      Date Filed:
______________________________________________________________

================================================================================

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                         CONSENT SOLICITATION STATEMENT
                                       OF
                        THE STOCKHOLDERS' COMMITTEE FOR
                 NEW MANAGEMENT OF TESORO PETROLEUM CORPORATION


To the Stockholders of Tesoro Petroleum Corporation:

                 The time has come for the stockholders of Tesoro Petroleum Corporation, a Delaware corporation (the "Company"), to take charge of the future of their investments in the Company. Toward that end, a group of concerned stockholders have formed The Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee") in order to undertake the consent solicitation described in this Statement, which (together with the accompanying white Consent Card) is first being sent to stockholders of the Company on or about [January 2,] 1996. As described in greater detail below, the Committee is soliciting the consent of holders of the Common Stock to actions that would result in the removal of all incumbent members of the Board of Directors of the Company (the "Board") and their replacement with nominees of the Committee (the "Committee Nominees") who will devote their energies to reorganizing and revitalizing the Company.

         THE BASIC ISSUE WE ARE RAISING THROUGH THIS CONSENT SOLICITATION IS WHETHER THE INCUMBENT DIRECTORS' RECORD JUSTIFIES THEIR CONTINUATION IN OFFICE OR WHETHER A NEW BOARD OF DIRECTORS SHOULD BE GIVEN THE OPPORTUNITY TO SEEK NEW DIRECTIONS FOR THE BENEFIT OF ALL STOCKHOLDERS OF THE COMPANY.

                 In our view the answer is clear: We think that the Company's current management has failed to perform its primary function -- maximizing stockholder value.

                 The Committee's judgment, based on publicly available information, is that the value of the Company is substantially greater than reflected by the public market for the Common Stock, and the question naturally arises: Why has the return on stockholder investments been so low relative to our judgment of the inherent value of the Company? As we discuss in detail below, in our opinion, the primary reason is the failure of the incumbent directors to take some obvious steps that we think would have an immediate and significant positive impact on the value of your stock.

                 Instead of moving vigorously to increase stockholder value, the incumbent directors have taken actions that we believe are intended to protect their positions and perquisites and are contrary to the best interests of stockholders, including amendments to the Company's By-laws adopted by the Board on September 27, 1995 without prior notice to or involvement by stockholders and extension by the Board on December 15, 1995 of the term of the Company's "poison pill." Moreover, while the return on stockholder investments have been totally inadequate in our opinion, the Board has recently rewarded directors and executive officers with what we consider overly generous and undeserved employee benefits.

                 WE THINK THAT MANAGEMENT WILL CONTINUE WITH BUSINESS AS USUAL FOR THE FORESEEABLE FUTURE UNLESS STOCKHOLDERS ELECT A NEW BOARD.

                 We believe that many of you share our discontent and concerns. In order to address those concerns, the Committee seeks your help to remove the directors now in office and elect five new directors who, we believe, will be more responsive to stockholders and firmly committed to the goal of increasing stockholder value. We believe that the Committee's nominees have the background and ability to accomplish that goal.

                 Your consent is important. No matter how many or how few shares you own, please help us to improve stockholder value by completing, signing, dating and mailing the enclosed white Consent Card promptly.

                 If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a Consent Card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a Consent Card to be signed representing your shares. The Committee requests that you to confirm your instructions to the person responsible for your account in writing and to provide a copy of such instructions to the Committee c/o Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                 If you have any questions about completing or signing the Consent Card or require assistance, including assistance in assuring that any of your shares held by brokers or other nominees are voted, please call Morrow & Co., Inc. at (800) 634-4458.

                         THE COMMITTEE AND ITS NOMINEES

                 The Committee consists of George F. Baker, Kevin S. Flannery, Alan Kaufman, James H. Stone and Robert S. Washburn.

                 Mr. Flannery, age 51, has been, since May 1993, President, a director and the principal shareholder of Whelan Management Corp. ("Whelan"), an investment advisory firm, and of Whelan Securities, Inc., a securities broker-dealer. From September 1991 until April 1993 he was Senior Vice President and head equity trader at George Weiss Associates, Inc., a money management and brokerage firm in Hartford, Connecticut. From 1975 until September 1991 Mr. Flannery was with Bear, Stearns & Co., Inc. as Senior Managing Director and head of the block trading desk.

                 Mr. Washburn, age 64, has a background in law, real estate development and investment banking, and currently manages his private investment portfolio. From 1974 to 1987, Mr. Washburn was a general partner of Montgomery Securities, a New York Stock Exchange member firm, serving as head of its investment banking activities and as Chairman of its Executive Committee for several of those years.

                 The Committee Nominees are Mr. Baker, Dr. Kaufman, Mr. Stone, Gale L. Galloway and Douglas Thompson, and the following is brief biographical information about each of those individuals:

                 George F. Baker, age 56, has been President of Cambridge Capital Holdings, an investment advisory firm, since 1987, and a General Partner of Baker, Nye L.P., an investment partnership, since 1967. Mr. Baker also is Chairman, President and Chief Executive Officer of Whitehall Corporation, a New York Stock Exchange company in the electronics, aerospace and earth sciences fields. He is a director of Digicon, Inc., an American Stock Exchange Company engaged primarily in the business of collecting, processing and interpreting geophysical data for the oil and gas exploration and development industry.

                 Gale L. Galloway, age 65, has had a long career in the oil and natural gas industry, and for more than the past five years has been Chairman of the Board and Chief Executive Officer of GLG Energy, Inc., an independent oil and gas producer. He also is Chairman and Chief Executive Officer of LIG Acquisition Corporation and Gas Transmission U.K. Limited, companies engaged in the acquisition and operation of pipeline systems, as well as an owner and a member of the board of Prodevco S.A., a project development company involved principally in the refining industry in South America.

                 Dr. Alan Kaufman, age 68, has been a practicing neurosurgeon for over 25 years and an investor in a number of companies. Since 1987, he has been a director of Newpark Resources, Inc., a New York Stock Exchange company engaged primarily in providing oilfield services.

                 James H. Stone, age 70, has for more than five years been Chairman and Chief Executive Officer of Stone Energy Corporation, a New York Stock Exchange company engaged primarily in oil and natural gas exploration and development. He also is a director and member of the executive committee of the Board of Directors of Newpark Resources, Inc. (described in Dr. Kaufman's biographical information above) and a director and member of the executive Committee of the Board of Directors of Hibernia Corp., a bank holding company listed on the New York Stock Exchange, and of its subsidiary, Hibernia National Bank.

                 Douglas B. Thompson, age 46, has been a director of Digicon, Inc. (described in Mr. Baker's biographical information above) since 1991 and Digicon's Chairman of the Board since 1994. Since 1989, he also has served as President of Jupiter Management Company.

         Certain additional information concerning the Committee's members and the Committee Nominees is set forth in Appendix I attached to this Consent Solicitation Statement.

         All information contained in this Consent Solicitation Statement (including Appendices) concerning each member of the Committee and each Committee Nominee has been provided to the Committee by that person.


                           THE COMMITTEE'S PROPOSALS

                 For the reasons outlined below under the caption "REASONS FOR THE CONSENT SOLICITATION," the Committee believes that a new Board must be elected in order to further stockholder interests. To achieve that end, the Committee is requesting stockholders to give their written consents to the following actions:

                 1. By-law Amendments. The Committee is proposing amendments (the "By-law Amendments") to certain provisions of the Company's By-laws as believed to be currently in effect (the "By-Laws"). Our first proposal concerning the By-Laws relates to the size of the Board, the removal of directors and the filling of vacancies on the Board. The purpose and effect of each of the Committee's proposed By-law Amendments is to facilitate the proposed removal and replacement of all incumbent directors, as discussed further below.

                 Article II, Section 2.1 of the By-Laws, as now in effect, provides that the number of directors who constitute the whole Board is to be determined by resolution of the Board, but may not be less than three. The Committee believes that the number of directors constituting the entire Board currently consists of eight directors. The Committee's proposed amendment to
Article II, Section 2.1, if adopted, will fix the number of directors at five, while maintaining the authority of the Board to increase or decrease the number of directors. The proposed amendment is designed to ensure that the Committee Nominees, if elected, will maintain majority representation on the Board in order to carry out their plan of seeking to maximize stockholder value.

                 Under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), directors of a corporation without a classified board and whose certificate of incorporation does not otherwise provide may be removed with or without cause by the holders of majority of the outstanding shares entitled to vote in the election of directors. The Company does not have a classified board, and its Certificate of Incorporation makes no provision respecting the removal of directors. In addition, unless a Delaware corporation's certificate of incorporation otherwise provides, the Delaware Corporation Law permits stockholders to take action without a meeting and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on that action were present. Under the applicable provision of the Delaware Corporation Law, stockholder action by written consent is effective when written consents from the holders of record of the minimum number of shares of stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent so delivered.

                 Since the Delaware Corporation Law provides that the directors of a corporation may be removed without cause unless otherwise provided in the certificate of incorporation, and because the Company's Certificate of Incorporation contains no contrary provision, we believe that one of the fundamental charter rights of the Company's stockholders is to exercise complete and unfettered discretion in choosing and changing the persons who manage its business and affairs. Section 2.7 of Article II of the By-Laws provides that directors may be removed (with or without cause) at a special meeting of stockholders called for that specific purpose. Other provisions of the By-Laws, however, state that stockholder actions which may be taken at special meetings may be taken by written consent in lieu of a special meeting, subject to certain requirements. The Committee believes, therefore, that the By-Laws (as well as applicable provisions of the Delaware Corporation Law) permit the removal of directors without cause through use of a written consent solicitation like the one in which the Committee currently is engaged and do not limit the exercise of the removal power to special meetings. In order to achieve certainty, however, the Committee's Consent Card includes a proposal to amend Article II, Section 2.7 of the By-Laws to unambiguously provide that stockholders may remove any or all directors with or without cause, whether at an annual or special meeting or by written consent. The adoption of this amendment will facilitate the removal of all of the incumbent members of the Board, as discussed below.

                 Sections 2.2 and 2.7 of Article II of the By-Laws provide that vacancies created by the removal of a director may be filled by the majority vote of the remaining directors. This provision permits such vacancies to be filled without any stockholder participation. The Committee proposes to amend Article II, Section 2.7 of the By-Laws to require that such vacancies be filled only by stockholder action. This proposed amendment is intended to prevent the incumbent Board of Directors from filling any of the vacancies which would be created upon the removal of any of its members.

                 The texts of Section 2.1, 2.2 and 2.7 of Article II of the By-Laws, as believed to be currently in effect, and as proposed to be amended, are set forth in Appendix II attached to this Consent Solicitation Statement.

                 On November 14, 1995, the Company filed with the Securities and Exchange Commission (the "Commission") its report on Form 10-Q for the quarter ended September 30, 1995 (the "1995 Third Quarter 10-Q"). The 1995 Third Quarter 10-Q included as an exhibit a form of By-laws for the Company which indicated that they reflected amendments made by the incumbent Board on September 27, 1995, virtually all of which, in our opinion, increase the difficulty and expense of stockholder actions to exercise their fundamental right to choose and change the members of the Board. The By-law Amendments we are proposing also include the repeal of each provision of the Company's By-laws or any amendment thereto adopted by the incumbent Board after November 14, 1995, if any. The reason for this proposed repeal is to address the possibility that the Board may have taken, and not yet publicly disclosed, other actions, in addition to the By-law amendments described above, that might impair stockholder democracy, or that the Board might take such actions during the pendency of this solicitation. Since the Committee, by definition, cannot now know of any such By-laws or amendments, it is impossible at this point to identify or describe them specifically; however, an example of such a By-law provision would be a provision purporting to impose additional delays or administrative requirements in order to effectuate stockholder consent proposals.

                 As indicated above, the 1995 Third Quarter 10-Q includes By-laws as an exhibit. Accordingly, the Committee assumes that the By-Laws, in the form filed with the 1995 Third Quarter 10-Q, were current as of November 14, 1995, the date of filing, and the Committee's proposed By-law Amendments would not repeal any provision of the By-Laws that was publicly disclosed prior to that date, other than as specifically described herein; however, any amendment to the By-Laws adopted by the Board since November 14, 1995 and prior to the effectiveness of the Committee's proposed By- law Amendments would be repealed. There are no provisions in the By-Laws or in the Company's Certificate of Incorporation restricting the ability of stockholders to amend or repeal provisions of the By-Laws without the consent of the Board.
Although, to the Committee's knowledge, there is no Delaware precedent precisely on point, the Committee is confident that such proposed repeal of undisclosed By-Laws or amendments is enforceable. If it were not, By-Laws adopted by the Board would not automatically be repealed, but would be subject to challenge in court.

                 THE COMMITTEE RECOMMENDS THAT YOU EXECUTE THE ACCOMPANYING WHITE CONSENT CARD FOR THE PROPOSED BY-LAW AMENDMENTS.

                 2. Removal of all Incumbent Directors. Based on the Company's filings with the Commission, the individuals who now sit on the Board are Michael D. Burke, Robert J. Caverly, Peter M. Detwiler, Steven H. Grapstein, Raymond K. Mason, Sr., John J. McKetta, Jr., Bruce A. Smith and Murray L. Weidenbaum. As noted elsewhere in this Consent Statement (see "REASONS FOR THE SOLICITATION"), the Committee believes that the incumbent directors have failed to maximize stockholder value, and should be removed and replaced with the Committee Nominees. ACCORDINGLY, THE COMMITTEE RECOMMENDS THAT YOU EXECUTE THE ACCOMPANYING WHITE CONSENT CARD FOR REMOVAL OF ALL OF THE PRESENT MEMBERS OF THE COMPANY'S BOARD AND ANY PERSON ELECTED BY THE INCUMBENT DIRECTORS (WHETHER BEFORE OR AFTER THE DATE OF THIS CONSENT SOLICITATION STATEMENT) TO FILL ANY VACANCY OR NEWLY CREATED DIRECTORSHIP.

                 3. Proposed Election of the Committee Nominees. If the proposed By-law Amendments are adopted and the Company's incumbent directors are removed, the entire Board will consist of five directorships, all of which will be vacant. To fill those vacancies, the Committee proposes the election of George F. Baker, Gale L. Galloway, Alan Kaufman, James H. Stone and Douglas Thompson. Certain information concerning the Committee's Nominees is set forth under the caption "THE COMMITTEE AND ITS NOMINEES" and in Appendix I attached to this Consent Solicitation Statement. Each of the Committee Nominees has agreed to serve as a director of the Company, if elected.

         THE COMMITTEE RECOMMENDS THAT STOCKHOLDERS EXECUTE THE ACCOMPANYING WHITE CONSENT CARD FOR THE ELECTION OF THE COMMITTEE NOMINEES TO THE BOARD.


                      REASONS FOR THE CONSENT SOLICITATION

                 We believe that many of the Company stockholders share the Committee's profound disappointment with the performance of the Company's stock and the Company's Board of Directors. In the Committee's opinion, the incumbent Board has failed to develop any strategy for enhancing stockholder value, even though we think there are some obvious steps that could be taken that would have a beneficial effect on Common Stock prices. While displaying what we believe to be an extremely passive and unimaginative approach to increasing stockholder returns, the Board has been quite active and creative when it comes to approving compensation and benefits for directors and officers and adopting "anti-takeover" measures which the Committee believes serve only to protect the positions of incumbent management.

                 The Committee believes that current and recent trading prices of the Common Stock do not adequately reflect the value of the Company's underlying businesses and assets. In the Committee's opinion, the principal reason for that discrepancy is the fact that the Company is primarily engaged in two businesses, petroleum refining and marketing in Alaska (the "Refining Business") and natural gas exploration and production in Texas and Bolivia (the "E & P Business"), which have distinctly separate financial, operating and investment characteristics. Unfortunately, they also have quite different financial performance records, as made clear by the following table which shows the operating profit (loss) of the Refining Business and the E & P Business for each of the years 1992 through 1994 and for the nine months ended September 30, 1995:

                                                              Operating Profit (Loss)
                                                              -----------------------
                                                      Refining Business          E & P Business
                                                      -----------------          --------------
                                                              (Dollars in millions)
1992                                                    $(14.9)                     $13.3(1)
1993                                                      15.2                       40.7
1994                                                      (3.4)(2)                   64.3
1995 (9 Months)                                           (4.5)                      58.8(3)

____________________
(1)      Excludes gain on sale of assets of $5.8 million.
(2) Excludes (i) a refund of $8.5 million received in settlement of a tariff dispute, (ii) a gain of $2.4 million from the sale of assets,
         (iii) favorable feedstock cost adjustments of $1.5 million and (iv) charges of $6.6 million for environmental contingencies and other matters.
(3) Excludes $33.5 million gain from sale of certain interests in the Bob West Field.

                 Obviously, the E & P Business is a strong financial performer, and the Company's overall operating results have been dragged down by the erratic and generally unprofitable Refining Business.

                 During 1994, the Company made $32 million dollars of capital expenditures for the Refining Business. That large infusion of funds seems to have had little positive impact, since the operating loss for the first nine months of 1995 exceeded the loss for all of 1994 (excluding nonrecurring items). Nonetheless, the Board poured at least another $8 million into the Refining Business in 1995, and according to the 1995 Third Quarter 10-Q, another $10 million will be required in 1997 to comply with environmental laws. We think that all of that money would be better spent if used to reduce the Company's high-cost debt or in developing the Company's E & P Business.

                 We think that a divestiture of the Refining Business would have several benefits for stockholders. The stock market would be able to value the Common Stock based on the strong positive cash flow of the Company's continuing E & P Business, free of the drag on market valuation of the Common Stock that we think has been caused by the poorly performing Refining Business. If the divestiture took the form of a sale, the proceeds could be used to reduce the Company's high-cost debt, directly and immediately increasing the value of stockholders' investments. Money which otherwise would be needed for capital expenditures for the Refining Business could be used to reduce debt or take other actions to immediately enhance stockholder value. We also think that the Company's management has been distracted by the many problems experienced by the Refining Business during the past several years. While the Company does not publish data showing the allocation between the Refining Business and the E & P Business of general and administrative expenses, based on the Committee's knowledge of the oil and gas industry, we believe that most of those expenses are attributable to the Refining Business, meaning that a divestiture of the Refining Business would result in a disproportionately greater increase in net earnings as a percentage of revenues.

                 In short, we think there is a tremendous opportunity to significantly increase value for stockholders simply by divesting the Refining Business and focusing on the core business of exploiting the Company's valuable interests in the Bob West and Bolivian fields.

                 Although our Committee includes Dr. Alan Kaufman, an eminent neurosurgeon, we do not think it takes a brain surgeon to figure out that the combination of the E & P Business, which consistently generates operating profits, with the Refining Business, which in recent years has performed poorly and eaten up large amounts of capital funds, is both a problem and an opportunity. The problem from the perspective of stockholders is that, in our judgment, the trading prices of the Common Stock have been below the levels stockholders would enjoy if the Company's public market value were based solely on the E & P Business's strong operating results and if the resources poured into the losing refining operations were used for other purposes. The opportunity comes from the possibility of realizing improvements in stockholder value by disposing of the Refining Business and other assets not related to the core E & P Business, or perhaps by selling the entire Company to another industry participant who could better assimilate the Company's disparate businesses.

                 In our view, the incumbent Board has not responded to either the problem or the opportunity we identify. In our opinion, the most important reason for the Board's failure to implement changes that we think would significantly improve stockholder value is that a majority of the incumbent directors are more concerned with preserving their power and perquisites as directors of the Company than with the best interests of all stockholders.
Even though the Refining Business recently has produced no or relatively little operating profit, it does generate the bulk of the Company's revenues and, we believe, also accounts for most of the Company's corporate overhead expense.
If the Company's structure were rationalized by divesting the Refining Business, the result would be a leaner, more efficient Company focused on the core oil and gas exploration and production business, which would require a significantly smaller corporate infrastructure. That would benefit stockholders, but it would mean that the incumbent directors' fiefdom would shrink and their current levels of benefits would be even harder to justify. Similarly, if the entire Company were sold, incumbent directors might lose their positions and benefits.

                 While the value of stockholders' investments has languished, the levels of cash compensation (salary, bonus and incentives) and non-cash benefits given to the Company's directors and senior management have increased. According to the Company's Proxy Statement or its 1995 Annual Meeting of Stockholders (the "1995 Company Proxy Statement"), at the end of 1994 the Company gave significant salary increases to some of its executive officers, awarded bonuses to its four most highly compensated officers equal to 100% of their salaries for the year and also awarded other executive officers large bonuses.

                 The Board admits in the 1995 Company Proxy Statement that its judgments concerning 1994 salary increases and bonuses did not reflect any "formal measures" or "specific weightings" of "performance factors," but instead were based on the Board's subjective "qualitative" assessments. In our opinion, the Board took that approach because, assessed objectively and quantitatively in terms of "performance factors" such as level of improvement in the trading prices of the Common Stock, no raises or bonuses could be justified. We believe that the Board was intent on giving hefty raises and bonuses to management regardless of whether or not they were earned under any reasonable objective test.

                 We do not want you to think, however, that the incumbent directors only take care of senior officers. Since December 1994, the Board has adopted special retirement, deferred compensation and stock option plans for the seven of the Company's eight directors who are not officers of the Company. A summary of each of those plans is contained in Appendix III attached to this Consent Solicitation Statement. We think you will agree with us that the terms of those plans would be extremely generous even for directors of a company whose stock prices have consistently increased. We believe that for your Company, whose stock performance has been lackluster at best, the benefits enjoyed by directors are totally out of line.

                 It appears to the members of the Committee that the only group whose economic welfare the Board has ignored is the Company's stockholders. Directors and officers may be profiting from the Company, but we believe that stockholders certainly are not.

                 The Board also has taken several actions which the Committee believes may limit rights of stockholders and may entrench and further enrich management. The actions include the following:

                 o The extension, on December 15, 1995, of the term of the Company's "poison pill plan," which may deter or discourage tender offers or other transactions which offer immediate value to stockholders.

                 o The approval or continuation of "golden parachute" severance arrangements for certain of the Company's officers, providing for termination payments if the officer's employment is terminated following a "change in control," which is defined to include the election of directors not approved by the current Board, such as the Committee's Nominees, the sale or merger of the Company or the purchase by any person of 20% or more of the Common Stock, even if such termination is for negligence or neglect of duties.

                 o Based on our review of the credit agreements filed by the Company as exhibits to its report on Form 10-K for 1994, the approval of credit agreements with the Company's banks that make a "change in control" of the Company an event of default, with "change in control" including, in one case, the election of directors not approved by the incumbent Board.

                 o The adoption on September 27, 1995 of By-law amendments that we believe seriously impair the ability of stockholders to exercise ultimate control over management and, therefore, the value of stockholder investments.

                 As stated above (see "THE COMMITTEE'S PROPOSALS"), the 1995 Third Quarter 10-Q, filed with the Commission on November 14, 1995, revealed that the incumbent Board had amended the Company's By-laws on September 27, 1995. The 1995 Third Quarter 10-Q did not contain any statement of the specific text, purpose or intent of those amendments, and it was only through a careful comparison of the form of the amended By-laws with those previously known to the Committee to be in effect that we were able to ascertain the changes that had been made and reach our own conclusion about their purpose and effect.

                 Those changes included, but by no means were limited to, (i) a new requirement of 60 or 90 days' prior notice in order for stockholders to nominate directors or place matters on the agenda at an annual or special meeting of stockholders and (ii) new requirements for and conditions upon actions by stockholders by written consent. In the Committee's view, the effect of those and other By-law changes made by the incumbent Board is to increase the difficulty, time and expense of actions by stockholders, even if a majority, to effectively exercise their rights as the Company's true owners and, therefore, to increase the probability that incumbent management will hold on to their positions and benefits. That, we believe, was precisely the incumbent Board's intent in adopting the By-law amendments.

                 We think that on matters affecting fundamental rights of stockholders, the Board should not amend the Company's By-laws without stockholder involvement. At the very least, we believe, instead of burying the By-law amendments in restated By-laws filed without explanation or justification as an exhibit to a Form 10-Q, the Board should have notified stockholders that the amendments had been adopted and offered stockholders a statement of their purpose and effects.


                 The Committee believes that the inescapable conclusion is that Common Stock prices have declined or stagnated, and that the incumbent directors have no plan or goal other than to remain in office and continue policies which, it seems to us, have not been effective or in the best interests of stockholders. It is our position that stockholders cannot afford to wait any longer. We believe that now is the time to finally implement the long-overdue changes that must be made in order to restore investor confidence in the Company and increase stockholder value.

                 In our judgment, it is imperative that persons who are committed to protecting and enhancing the investments of stockholders, and who are sensitive to stockholder concerns, be elected to the Board. We believe that replacement of the entire incumbent Board is the single most effective action which can be taken to increase the value of stockholders' investments in the Company.

                 The Committee Nominees are committed to providing a Board of Directors that is responsive to stockholders and, if elected, they will work diligently in an effort to maximize value for all stockholders.


                            THE COMMITTEE'S PROGRAM

                 The Committee Nominees are experienced and independent businessmen who have no prior relationship with or allegiance to any members of the Company's senior management. Each of the Committee Nominees has a substantial background in business, finance or investing. Messrs. Galloway, Stone and Thompson have, we think, an unsurpassed knowledge of the oil and gas industry, and Mr. Galloway has a proven track record in turning around underperforming companies within that industry. The Committee Nominees are committed to taking appropriate steps to maximize values for all stockholders as promptly as possible after their election.

                 Replacement of the incumbent Board with the Committee's Nominees, therefore, will solve the most pressing immediate problem that we perceive -- what we believe to be the lack of vigorous action on the part of the existing Board to improve investment returns to stockholders.

                 The knowledge of the Committee Nominees concerning the Company is not as complete as it would be if they were already Board members. Accordingly, if elected, the Committee Nominees will conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies and personnel in order to develop strategies to enhance stockholder value.

                 While we cannot now know the specifics of those strategies, based on our current knowledge of the Company and its businesses, assets and operations, we expect that the Committee Nominees, once elected, will:

                 o Develop a plan for the disposition of the Company's Refining Business through a sale to one or more buyers, a spin-off or some other means. We anticipate that the Committee Nominees will also proceed to dispose of other non-productive assets that are unrelated to the core E & P Business. They will engage in an in-depth analysis of the Company's operations in an effort to identify opportunities for reducing corporate overhead and general administrative expenses and strengthening and improving the core E & P Business. Our nominees will thoroughly review the Company's management and make such changes as they conclude are in the best interests of stockholders.

                 o Remove devices contributing to management entrenchment. The Committee is committed to stockholder democracy. Stockholders, as the true owners of the Company, should be able to freely elect and change the individuals serving on the Board, without impediments designed to entrench incumbent directors, and should also be able to decide for themselves whether to accept or reject third-party bids for the Company. If elected, the Committee Nominees intend to repeal any and all impediments to the stockholders' exercise of those rights. Particularly, they will abolish devices such as the Company's "poison pill" and the amendments to the By-laws adopted by the incumbent Board which impair stockholder democracy.

                 o Reduce or refinance high-cost debt. The Committee believes that the Company is burdened with relatively high-cost debt. If the Committee Nominees conclude, after their election to the Board, to pursue a sale of Refining Business or other assets, we believe that in the existing interest rate and investment environment and given other currently prevailing conditions, reduction of the high-cost debt would be a profitable use of all or part of the proceeds. Of course, the Committee's Nominees also will consider the feasibility of refinancing all or part of the Company's outstanding debt in order to reduce debt service costs.

                 The Committee Nominees will be flexible in pursuing the goal of maximizing stockholder value. They are prepared to tailor the steps outlined above to the extent they believe desirable to better suit the Company's situation, and will fully evaluate alternatives to those steps, such as a sale of the entire Company. They will, of course, be open to the views and suggestions of stockholders.

                 The Committee has not had discussions with potential acquirors of the Refining Business, any of the Company's other assets or the Company as a whole. Of course, there can be no assurance that, if elected, the Committee Nominees will be able to accomplish the disposition of the Refining Business or other assets, or as to the timing of or amount of proceeds from any such disposition which may be arranged. Moreover, while we think that a disposition of the Refining Business, and the use of all or part of any sale proceeds to reduce debt or the other steps to be considered will have a favorable impact on stockholder value, the trading prices of the Common Stock are, of course, influenced by many factors and, therefore, it is impossible to say with certainty that prices will increase or to predict the amount of any such increase that might occur. We think, though, that vigorous and concentrated efforts to enhance the value of your investments in the Company should be made and, in fact, are long overdue.

                 Except as described above, the Committee has no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of assets involving the Company or any of its subsidiaries, or any material changes in the Company's business, corporate structure or policies; however, as stated above the Committee intends to consider all of these alternatives.


                               CONSENT PROCEDURE

                 Section 228 of the Delaware Corporation Law states that, unless otherwise provided in the certificate of incorporation of a Delaware corporation, any action that is required to be or may be taken at any annual or special meeting of stockholders of that corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. The Company's certificate of incorporation does not prohibit stockholder action by written consent.

                 Section 213(b) of the Delaware Corporation Law provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. Notwithstanding the foregoing, on September 27, 1995, the

Board, without stockholder involvement, amended its By-laws to provide that a stockholder seeking to have the stockholders of the Company authorize or take corporate action by written consent is required to request the Board to fix a record date. The Board is required to promptly, but in all events within 10 days after the date on which the request is received, adopt a resolution fixing the record date for the solicitation (which may not be before nor more than 15 days after the date of the resolution). If the Board fails to set a record date on a timely basis, a stockholder may fix the record date by the delivery of a signed consent to the Company. Pursuant to the foregoing, __________ 199__ has been fixed as the record date (the "Record Date").

                 If the Proposals are adopted pursuant to the consent procedure, prompt notice must be given by the Company pursuant to Section 228(d) of the Delaware Corporation Law to stockholders who have not executed consents.

Effectiveness and Revocation of Consents

                 The Committee's proposals will become effective when properly completed, unrevoked consents are signed by the holders of record as of the Record Date of a majority of the voting power of the then outstanding Common Stock and such consents are delivered to the Company, provided that the requisite consents are so delivered within 60 days of the date of the earliest dated consent so delivered to the Company.

                 An executed Consent Card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed Consent Card becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated Consent Card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Committee, in care of Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022, or to the Company at 8700 Tesoro Drive, San Antonio, Texas 78217 or any other address provided by the Company.
Although a revocation is effective if delivered to the Company, the Committee requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to the Committee as set forth above, so that the Committee will be aware of all revocations and can more accurately determine if and when the requisite consents to the actions described herein have been received.

Consents Required

                 According to the Company, there were _____________ shares of Common Stock outstanding on the Record Date. Each share of Common Stock entitles the Record-Date holder to one vote on the Committee's proposals. Accordingly, written consents by Record-Date holders of approximately ________________ shares of Common Stock will be required to adopt and approve each of the Committee's proposals.

                 As of the Record Date, the Committee's members and their affiliates and associates owned of record ____________________ shares of Common Stock, constituting approximately _____% of the Common Stock believed to be outstanding as of the Record Date, and expect to execute consents to all of the actions for which consents are being solicited by the Committee with respect to all such shares. As a result, in addition to the consents of the Committee's members, the unrevoked consents of other Record-Date stockholders owning approximately _____% of the outstanding shares of Common Stock on the Record Date are required to adopt the proposals to which this solicitation relates.

Solicitation of Consents

                 Consents will be solicited by mail, telephone, telegraph, telex, facsimile transmission, electronic mail and in person. Solicitations of consents will be made by all or some of the Committee's members.

                 In addition, the Committee has retained Morrow & Co., Inc. to assist in the solicitation and has executed an engagement letter with Morrow & Co., Inc. providing for the payment of a fee of $150,000 plus reimbursement of expenses. The engagement letter provides Morrow & Co., Inc. with indemnity from certain liabilities including liabilities arising under Federal securities laws. It is anticipated that approximately 50 employees of Morrow & Co., Inc. will be involved in soliciting the consents of stockholders in this consent solicitation.

                 Brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the Common Stock. The Committee will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners of Common Stock.

                 Subject to the following two paragraphs, the cost of solicitation will be borne by the members of the Committee in equal proportions. Total expenditures for the solicitation, including fees for attorneys, accountants, financial advisers, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation are estimated to be approximately $______________. The total amount of such expenditures made to date is estimated to be approximately $________________.

                 Under an agreement between Mr. Washburn and Whelan, Mr. Washburn will be entitled to receive a portion of the net profits, if any, from the exercise and sale of 200,000 shares of Common Stock underlying certain options held by Whelan if Mr. Washburn is not otherwise reimbursed for expenses incurred in connection with this consent solicitation upon its termination.
The amount payable to Mr. Washburn will be equal to the lesser of (i) 30% of such net profits and (ii) the aggregate amount of such expenses funded by Mr. Washburn as to which no reimbursement is received.

                 The Committee will seek reimbursement of the costs of this solicitation from the Company to the extent legally permissible. The Committee does not intend that the question of the Company's reimbursement of solicitation expenses will be submitted to a vote of stockholders unless such submission is required by law.

Special Instructions

                 If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each of the Committee's proposals by marking the "CONSENTS", "DOES NOT CONSENT" or "ABSTAINS" box, as applicable, underneath each such proposal on the accompanying white Consent Card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

                 IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENTS", "DOES NOT CONSENT" OR "ABSTAINS" FOR ANY OR ALL OF THE PROPOSALS, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSAL OR PROPOSALS.

                 THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

                 If you have any questions about completing or signing the Consent Card or require assistance, including assistance in assuring that any of your shares held by brokers or other nominees are voted, please call Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022, (800) 634-4458.

                 If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the white Consent Card to be signed representing your shares. The Committee urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Committee in care of Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022, so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.


                                   BACKGROUND

                 Each of Messrs. Flannery, Stone and Washburn and Dr. Kaufman has been a beneficial owner of Common Stock for at least four years, although the number of shares beneficially owned by each has fluctuated. Those members of the Committee invested in the Company because, at the time of their respective investments, they saw fundamental values which they expected would eventually be reflected through increases in stock prices. As already noted, however, the Committee members have lost confidence in the ability of the incumbent Board to realize those values.

                 During 1992, when the Company was experiencing particularly severe financial difficulties, the level of concern of Mr. Flannery and Dr. Kaufman about their investments in the Company became acute. On October 30, 1992, Mr. Flannery and Dr. Kaufman, together with certain other stockholders of the Company, including Fraydan Manocherian, filed a statement on Schedule 13D reporting, among other things, that the persons signing that Schedule 13D (the "United Partners Reporting Persons") had reached, on October 26, 1992, "an understanding to act together under the name "United Partners" in order to attempt to protect and enhance the value of their shares of Common Stock," and had delivered a letter to the Company requesting that there be added to the Company's Board of Directors two directors from a list of five designees, who included Messrs. Flannery and Stone and Dr. Kaufman. On April 2, 1993, an amendment to the Schedule 13D was filed which stated that as a result of the Company's failure to respond to the October 26, 1992 letter, the United Partners Reporting Persons were reviewing the options available, including engaging in a proxy contest. No agreement or understanding between Mr. Flannery or Dr. Kaufman and the other United Partners Filing Persons was subsequently reached regarding a proxy contest or the pursuit of any other option with regard to the Company. In February, 1994, each of Mr. Flannery and Dr. Kaufman formally notified Mr. Manocherian of their withdrawal as participants in the Schedule 13D filing group and the United Partners filed an amendment to the Schedule 13D reporting that, as a consequence of Dr. Kaufman's withdrawal, the other participants had ceased to be the beneficial owners of 5% or more of the Common Stock.

                 In the weeks before the scheduled 1994 Annual Meeting of the Company's stockholders, several developments affecting the Company resulted in a decline in Common Stock prices, including a restructuring by the Company of its outstanding debt and preferred stock on terms which Mr. Flannery, Mr. Washburn and Dr. Kaufman independently concluded were contrary to the best interest of stockholders. At the Company's 1994 Annual Meeting held on May 20, 1994, a representative Messrs. Flannery and Washburn and Dr. Kaufman nominated from the floor an alternative slate of directors consisting of Messrs. Baker, Flannery and Washburn, Dr. Kaufman and another individual who is not a member of the Committee or a Committee Nominee, but were unsuccessful in seating any of those nominees.

                 Events affecting the Company in early 1995, including the sale of a significant part of the Company's rights in the Bob West natural gas field, led Dr. Kaufman and Mr. Flannery to conclude that another effort to unseat the then-incumbent Board should be attempted at the forthcoming 1995 Annual Meeting. During the course of several weeks before the scheduled date for the 1995 Annual Meeting, Mr. Flannery succeeded in obtaining revocable proxies for the meeting from several other stockholders.

                 At the Company's Annual Meeting held on May 4, 1995, a representative of Mr. Flannery, Dr. Kaufman and the stockholders whose proxies were held by Mr. Flannery nominated from the floor a dissident slate of six directors which included Mr. Baker, Mr. Flannery, Dr. Kaufman, and three other individuals who are not members of the Committee or Committee Nominees. Following the closing of the polls, the inspectors of election determined that they could not make a report on the vote at that time because of the number of ballots and proxies submitted by stockholders at the meeting. On May 15, 1995, the inspectors of election delivered a report showing that all of the Board-approved nominees had been elected and all of the dissident nominees had been defeated.

                 As a result of what he perceived to be irregularities in the process by which votes were taken, tallied, inspected and reported, Mr. Flannery, through Whelan, the record holder of the shares of Common Stock then beneficially owned by Mr. Flannery, formally challenged the reported results of the election. On June 8, 1995, the inspectors of election denied Whelan's challenges, and on June 9, 1995 issued a second report confirming the results of the first report. That second report indicated that with respect to three directorships, the average difference in votes between the three Board-approved nominees receiving the fewest votes and the three alternative nominees with the highest votes was 1,670,522 votes, or only 7.48% of the 22,303,905 shares present at the meeting, in person or by proxy. In other words, a change in vote by holders of only 841,345 shares (or 3.7% of the shares present at the Annual Meeting) would have elected three of the alternative nominees. In light of the advantages typically enjoyed by incumbent management in annual elections of directors and the fact that the dissident nominees were nominated from the floor without a formal solicitation of proxies from stockholders generally, the Committee believes those results are a strong indication of the breadth and depth of opposition to the existing Board.

                 On June 23, 1995, Whelan filed with the Court of Chancery of the State of Delaware (New Castle County) an application for review of the election of directors held at the Annual Meeting held in 1995, and the Court eventually issued a ruling upholding the results of the election as reported by the inspectors of election.

                 The activities of Mr. Flannery and Dr. Kaufman relating to the 1995 Annual Meeting were conducted with the guidance of legal counsel, and each believes that his activities were in compliance with all applicable laws.

                 Following the decision of the Delaware Chancery Court upholding the results of the 1995 election, Mr. Flannery and Dr. Kaufman continued to strongly believe that the Company's management was seriously deficient. As a result of his role at the Annual Meetings held in 1994 and 1995, Mr. Flannery was periodically contacted by dissatisfied stockholders voicing their complaints against incumbent management and, in some cases, encouraging him to take further steps to attempt to change the direction of the Company's management; however, as a result of the time, effort and expense which Mr. Flannery knew would be required in order to mount another effort to challenge the Board, he was reluctant to do so. In August 1995, however, the Texas Supreme Court rendered a decision in the litigation between the Company the Tennessee Gas Pipeline Company (which is more fully described in the 1995 Company Proxy Statement) that Mr. Flannery considered unfavorable to the Company. In September 1995, the Company announced that it had agreed to purchase Coastwide Energy Services, Inc. on terms which Mr. Flannery believed to be dilutive to the Company's existing stockholders. Furthermore, the closing prices of the Common Stock on the NYSE had been declining since the election loss by the dissidents at the 1995 Annual Meeting, reaching a low for the year of $7-3/8 on October 5, 1995. As the result of these events, as well as the continued urgings of other stockholders, Mr. Flannery began in September 1995 to more seriously consider various options for influencing or replacing the incumbent Board. His deliberations included discussions with Messrs. Baker, Stone and Washburn and Dr. Kaufman.

                  Those discussions were informal, general and exploratory, and no agreement or understanding was reached until December 14, 1995, at which time Messrs. Baker, Flannery, Stone and Washburn and Dr. Kaufman orally agreed to form the Committee in order to pursue removal and replacement of the Company's entire Board of Directors. In view of the expense and intense effort associated with a consent solicitation in opposition to incumbent management, each Committee member's decision was made after lengthy deliberation and with reluctance. In the final analysis, we concluded that there was no other choice. After discussions with Committee members, Mr. Galloway and Mr. Thompson agreed to become Committee Nominees.

                 On December 26, 1995, the Committee filed with the Commission, within the period provided by law, a Statement on Schedule 13D disclosing formation of the Committee and its intention to commence this consent solicitation.

                 Over the past several months, each of Mr. Baker and Mr. Flannery has at various times discussed with Ardsley Advisory Partners ("Ardsley"), the Company's largest stockholder, the possibility that Ardsley might sell options to purchase some of the shares of Common Stock held by Ardsley. On November 16, 1995, Whelan purchased from Ardsley options to acquire up to 400,000 of the shares of Common Stock held by Ardsley. As part of the oral agreement reached on December 14, 1995, Whelan sold to each of Mr. Baker and Mr. Stone corresponding options written by Whelan to acquire 100,000 of the shares of Common Stock covered by the options written by Ardsley.

                 By letter dated December __, 1995, _____________, as the record holder of shares of Common Stock beneficially owned by Mr. Flannery and on his behalf, requested that the Company provide a list of stockholders to enable the Committee to undertake this Consent Solicitation and for other valid purposes.

                 On December 26, 1995, Committee commenced a lawsuit in the United States District Court for the Western District of Texas, San Antonio Division, against the Company and its Chief Executive, Bruce A. Smith. The action seeks, among other relief, a judgment (i) declaring that the Company's "poison pill" plan does not apply to the efforts of the Committee to solicit consents from other stockholders of the Company; (ii) declaring that the Company's By-laws permit removal of directors through stockholder action by written consent; (iii) enjoining the Company from delaying or otherwise unlawfully interfering with the efforts of the Committee to solicit consents from other stockholders; and (iv) declaring that the actions and disclosures of the Committee with regard to their effort to solicit consents are and have been in compliance with the Securities and Exchange Act of 1934, as amended.


                             ADDITIONAL INFORMATION

                 The Company's principal executive offices are at 8700 Tesoro Drive, San Antonio, Texas 78217, and its telephone number at that address is
(210) 828-8484.

                 Certain information regarding ownership of voting securities of the Company by certain members of the Company's management and principal stockholders other than the Committee is contained in Appendix III attached to this Consent Solicitation Statement.

                 The information concerning the Company contained in this Consent Solicitation Statement has been taken from or based upon publicly available reports, proxy statements and other documents on file with the Commission and other public sources. Such reports, proxy statements and other documents on file with the Commission may be inspected without charge at public reference facilities maintained by the Commission office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the regional offices of the Commission located in 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained from the Commission on payment of the Commission's prescribed rates through the Commission's Public Reference Section by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

                 YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:     ____________, 1996

                                                    THE STOCKHOLDERS' COMMITTEE
                                                    FOR NEW MANAGEMENT OF
                                                    TESORO PETROLEUM
                                                    CORPORATION

                                                                      APPENDIX I

         This Appendix I sets forth certain information regarding each Committee member and each Committee Nominee.

         A. The following table sets forth with respect to each such person such person's (i) name and business address, (ii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on.

                                                                         PRINCIPAL OCCUPATION
                                                                         --------------------
 NAME AND BUSINESS ADDRESS                                                  OR EMPLOYMENT
 -------------------------                                                  -------------
 Kevin S. Flannery                                       President and director of Whelan Management Corp.
 P.O. Box 1970                                           which is engaged in investment advisory services and
 8 Holley Street                                         of Whelan Securities, Inc., which is engaged in
 Lakeville, CT  06039                                    broker-dealer services

 George F. Baker                                         Partner of Baker Nye, L.P. which is engaged in money
 767 Fifth Avenue, Suite 2800                            management and investment advisory services
 New York, New York  10153

 Gale L. Galloway                                        Independent oil and gas operator
 400 West 15th Street, Suite 808
 Austin, TX  78701

 Alan Kaufman                                            Neurosurgeon
 5500 Hohman Avenue, Suite 2A
 Hammond, IN  46320

 James H. Stone                                          Chairman of the Board of Stone Energy Corporation,
 909 Poydras Street, Suite 2650                          which is engaged in oil and gas production
 New Orleans, Louisiana  70112

 Robert S. Washburn                                      Private investor
 c/o Whelan Management Corp.
 P.O. Box 1970
 8 Holley Street
 Lakeville, CT  06039

 Douglas Thompson                                        Chairman of Digicon, Inc., which is engaged in
 3701 Kirby Drive                                        worldwide geophysical services
 Houston, TX  77098

         B. The following table and the notes thereto set forth the aggregate number of shares of Common Stock beneficially owned, directly or indirectly, as of the date of this Consent Solicitation Statement by each of the Committee's members and their respective "associates," individually and as a group. As of such date, neither Mr. Galloway nor Mr. Thompson beneficially owned any shares of Common Stock. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares of Common Stock listed.

                                                                             Percentage of
                                                                               Issued and
                                                  Shares of                    Outstanding
Name                                            Common Stock (1)             Common Stock (1)
----                                            ----------------             ----------------
Kevin S. Flannery                                     366,972 (2)                  1.5%

George F. Baker                                       110,000 (3)                  0.4%

Alan Kaufman                                          601,500 (4)                  2.4%

James H. Stone                                        156,000 (5)                  0.6%

Robert S. Washburn                                    233,336 (6)                  0.9%
                                                     --------                     -----

All Committee Members as a Group                    1,467,808 (1-6)                5.9%
-----------------                                   =========                     =====

(1) For purposes of this table, the number of shares which a person or group of persons is deemed to "beneficially own" includes any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Such computations are based on information concerning the number of shares of Common Stock issued and outstanding as of October 31, 1995, as reported by the Company in its Form 10-Q report for the quarter ended September 30, 1995.

(2) The shares shown include (ii) 140,615 shares held by Whelan Management, Inc. ("Whelan"), of which Mr. Flannery is the principal executive officer and a 75% common stockholder and 200,000 shares which Whelan has the right to acquire through the exercise of stock options which were exercisable on December 26, 1995, or within 60 days thereafter and (ii) (A) 18,357 shares held by the Sean Kenrick Flannery Trust of which Mr. Flannery is the investment officer and (B) 8,000 shares which such trust has the right to acquire through the exercise of stock options which were exercisable on December 26, 1995, or within 60 days thereafter. The shares shown do not include 2,500 shares of Common Stock owned by Mr. Flannery's wife as to which Mr. Flannery disclaims beneficial ownership and shares that Whelan Securities, Inc., in the ordinary course of its business as a broker-dealer, has purchased and sold for the accounts of its customers as to which Mr. Flannery also disclaims beneficial ownership. Mr. Flannery has advised the Committee that all such customer accounts are non-discretionary and that neither Whelan nor Whelan Securities, Inc. has any control over buying, selling or voting shares of Common Stock in such accounts. As a result, Whelan, Whelan Securities, Inc. or its clearing agent may be the record owner of certain of such shares of Common Stock over which it does not exercise beneficial ownership.

(3) The shares shown include 100,000 shares which Mr. Baker has the right to acquire through the exercise of stock options which were exercisable on December 26, 1995, or within 60 days thereafter.

(4) The shares shown include 581,500 shares owned by Dr. Kaufman either directly or through an individual retirement account and 20,000 shares held by the Kaufman Children's Trust of which Dr. Kaufman is the sole trustee. Dr. Kaufman disclaims beneficial ownership of the shares in such trust. The shares shown do not include 10,500 shares of Common Stock owned by Dr. Kaufman's wife as to which Dr. Kaufman disclaims beneficial ownership.

(5) The shares shown include 110,000 shares which Mr. Stone has the right to acquire through the exercise of stock options which were exercisable on December 26, 1995, or within 60 days thereafter.

(6) The shares shown include 39,545 shares held by the Robert S. and Suzanne P. Washburn Revocable Trust of which Mr. Washburn is a co-trustee and 193,791 shares held by the Robert S. Washburn Money Purchase Pension and Profit Sharing Keogh Plan Trust of which Mr. Washburn is the sole trustee. Mr. Washburn exercises shared voting and investment power with respect to the Common Stock held by the Robert S. and Suzanne P. Washburn Revocable Trust.

         C. Except as otherwise described herein, no member of the Committee, Committee Nominee or "associate" of any of the foregoing owns securities of the Company of record but not beneficially.

         D. The following table sets forth shares of Common Stock and Preferred Stock of the Company purchased or sold within the past two years by each of the members of the Committee, the Committee Nominees, or Whelan or either of the two trusts of which Mr. Washburn is a trustee referred to in note (6) to the table under paragraph B above, the dates on which they were purchased or sold and the amount purchased or sold on each such date. In the tables below, the term "Preferred Stock" shall mean the Company's $2.16 Cumulative Convertible Preferred Stock which is no longer outstanding and "Exchange Notes" shall mean the Company's 13% Exchange Notes due December 1, 2000.

                               KEVIN S. FLANNERY

                                                                                             Principal
                    Purchase, Sale or    Number of Shares of     Number of Shares of         Amount of
        Date            Exchange             Common Stock          Preferred Stock         Exchange Notes
        ----            --------             ------------          ---------------         --------------
     01/20/94              SALE                  4,700

     01/20/94              SALE                  9,000

     01/20/94            PURCHASE                                       1,800

     01/20/94            PURCHASE                                       1,000

     02/11/94            EXCHANGE                4,900*                (1,000)*

     02/11/95            EXCHANGE               24,500*                 5,000*

     02/15/94              SALE                                          500

     02/15/94              SALE                                         1,500

     02/16/94            PURCHASE                                        500

     02/16/94            PURCHASE                                       1,500

     02/23/94            PURCHASE                                       1,000

     02/23/94            PURCHASE                                       1,000

     02/24/94              SALE                  10,000

     02/25/95            EXCHANGE                9,800*                 2,000*

     03/23/94              SALE                  10,000

     08/30/94          DISTRIBUTION               215

     08/30/94          DISTRIBUTION               375

     08/30/94          DISTRIBUTION                44

     09/14/94            PURCHASE                                                              10,000

     09/14/94            PURCHASE                                                              60,000

     05/08/95              SALE                                                                10,000

     09/01/95              SALE                  7,644

     09/08/95              SALE                  14,515

                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     10/12/95              SALE                  10,000

     10/12/95              SALE                  25,000

     10/16/95              SALE                   8,000

     12/19/95              SALE                  10,000

* Exchange of number of shares of Preferred Stock indicated for the number of shares of Common Stock indicated.

                                     WHELAN

                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     01/27/94               SALE                  45,000

     01/31/94             PURCHASE                                         200

     01/31/94             PURCHASE                                         200

     01/31/94             PURCHASE                                         200

     01/31/94             PURCHASE                                       1,400

     01/31/94               SALE                                         5,000

     01/31/94             PURCHASE                 3,800

     01/31/94             PURCHASE                10,000

     01/31/94             PURCHASE                10,000

     01/31/94               SALE                  10,000

     02/01/94             PURCHASE                 2,500

     02/01/94             PURCHASE                 4,300

     02/01/94             PURCHASE                10,000

     02/01/94             PURCHASE                20,000

     02/01/94             PURCHASE                                       1,000

     02/01/94               SALE                                         2,000

     02/01/94               SALE                                         2,000

     02/02/94             PURCHASE                 7,000

     02/02/94             PURCHASE                14,900

     02/02/94             PURCHASE                                         200

     02/02/94             PURCHASE                                         700

     02/02/94             PURCHASE                                       1,000

     02/02/94             PURCHASE                                       1,000

                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     02/02/94             PURCHASE                                       2,800

     02/02/94               SALE                                         2,000

     02/02/94               SALE                                         2,000

     02/03/94             PURCHASE                                         200

     02/03/94             PURCHASE                                         200

     02/03/94             PURCHASE                                       1,600

     02/03/94             PURCHASE                                       2,000

     02/04/94               SALE                                         2,000

     02/09/94               SALE                   7,500

     02/10/94             PURCHASE                                         500

     02/10/94             PURCHASE                                       2,500

     02/10/94             PURCHASE                                       2,500

     02/10/94               SALE                  22,500

     02/11/94             EXCHANGE               185,510*               39,900*

     02/14/94               SALE                                         2,500

     02/14/94               SALE                                         3,000

     02/14/94             PURCHASE                20,000

     02/16/94             PURCHASE                10,000

     02/16/94             PURCHASE                                       3,000

     02/16/94             PURCHASE                10,000

     02/24/94               SALE                  10,000

     02/24/94               SALE                  20,000

     02/24/94             PURCHASE                10,000

     03/03/94             PURCHASE                   600

     03/23/94               SALE                      50

     03/23/94               SALE                  38,000


                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     03/24/94               SALE                   6,700

     03/31/94             PURCHASE                 2,000

     04/06/94             PURCHASE                 8,000

     04/07/94             PURCHASE                10,000

     04/07/94             PURCHASE                20,000

     04/18/94             PURCHASE                 9,000

     04/19/94             PURCHASE                 7,500

     04/20/94             PURCHASE                 1,200

     04/27/94             PURCHASE                 2,900

     04/28/94             PURCHASE                10,000

     05/05/94             PURCHASE                10,000

     06/07/94             PURCHASE                20,000

     06/28/94             PURCHASE                 2,500

     08/12/94               SALE                   1,500

     08/12/94               SALE                   5,000

     08/12/94               SALE                   8,500

     08/30/94           DISTRIBUTION               1,178

     09/14/94             PURCHASE                                                             135,000

     11/16/94               SALE                                                                10,000

     11/16/94               SALE                                                                25,000

     11/18/94               SALE                   6,118

     12/01/94             PURCHASE                 1,500

     12/07/94               SALE                   3,500

     12/22/94               SALE                  10,000

                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     03/29/95               SALE                  13,000

     05/09/95               SALE                  10,000

     05/16/95               SALE                  10,000

     05/22/95               SALE                  10,000

     07/06/95               SALE                   1,800

     08/04/95               SALE                   2,500

     09/07/95               SALE                  10,000

     09/08/95               SALE                   2,985

     09/11/95               SALE                  10,000

     09/12/95               SALE                  10,000

     09/13/95               SALE                   5,000

     09/19/95               SALE                  10,000

     09/28/95               SALE                  10,000

     10/10/95               SALE                   7,500

     10/12/95             PURCHASE                15,000

     10/12/95             PURCHASE                20,000

     10/12/95             PURCHASE                26,000

     10/13/95             PURCHASE                 3,500

     10/16/95             PURCHASE                 7,500

     10/16/95             PURCHASE                 8,000

     10/18/95               SALE                   3,000

     10/18/95               SALE                   7,000

     10/25/95               SALE                   8,000

     10/25/95               SALE                  42,000

     10/27/95             PURCHASE                   900

                     Purchase, Sale  or     Number of Shares of     Number of Shares     Principal Amount of
       Date               Exchange             Common Stock        of Preferred Stock      Exchange Notes
       ----               --------             ------------        ------------------      --------------
     10/27/95             PURCHASE                 2,000

     10/30/95             PURCHASE                45,000

     11/15/95             PURCHASE                   500

     12/01/95             PURCHASE                 1,000

     12/07/95               SALE                   7,500

     12/08/95               SALE                  10,500

     12/11/95               SALE                  13,000


* Exchange of number of shares of Preferred Stock indicated for the number of shares of Common Stock indicated.

                  ROBERT S. WASHBURN (REVOCABLE TRUST ACCOUNT)

                      Purchase, Sale or      Number of Shares     Number of Shares     Principal Amount of
       Date               Exchange           of Common Stock     of Preferred Stock       Exchange Notes
       ----               --------           ---------------     ------------------       --------------
     02/09/94             PURCHASE               17,000

     02/10/94             PURCHASE                6,400

     02/11/94             PURCHASE                5,000

     02/11/94             PURCHASE                5,000

     02/11/94             PURCHASE                3,000

     02/11/94             EXCHANGE               39,200*               8,000*

     02/14/94             PURCHASE                1,000

     02/25/94             PURCHASE                9,700

     03/29/94             PURCHASE                5,000

     03/30/94             PURCHASE                4,400

     07/10/95               SALE                  9,000

     07/14/95               SALE                  4,900

     07/17/95               SALE                 10,000

     07/17/95               SALE                  1,000

     07/17/95               SALE                  6,000

     07/18/95               SALE                 10,000

     08/07/95               SALE                  9,700

     08/07/95               SALE                  4,400

     08/07/95               SALE                  1,500

* Exchange of number of shares of Preferred Stock indicated for the number of shares of Common Stock indicated.

                ROBERT S. WASHBURN (PROFIT SHARING PLAN ACCOUNT)



                     Purchase, Sale or      Number of Shares      Number of Shares of    Principal Amount of
       Date               Exchange           of Common Stock        Preferred Stock        Exchange Notes
       ----               --------          -----------------     -------------------     ------------------
     12/20/93             PURCHASE                 400

     12/30/93               SALE                  5900

     12/30/93               SALE                  2100

     01/03/94             PURCHASE               31,800

     02/11/94             EXCHANGE              129,850*                26,500*

     02/22/94             PURCHASE               20,000

     03/29/94             PURCHASE                6,000

     03/30/94             PURCHASE               21,500

     03/30/94             PURCHASE                5,000

     08/07/95               SALE                 15,700

     08/08/95               SALE                   500

     10/05/95             PURCHASE               10,000

     10/06/95             PURCHASE                5000

     10/18/95               SALE                 15,000

     12/04/95               SALE                  3,100

     12/07/95               SALE                  1,900


* Exchange of number of shares of Preferred Stock indicated for the number of shares of Common Stock indicated.

                                   STONE (1)

                     Purchase, Sale or      Number of Shares      Number of Shares of    Principal Amount of
       Date               Exchange           of Common Stock        Preferred Stock        Exchange Notes
       ----               --------          -----------------     -------------------     ------------------
     05/26/94             PURCHASE                5,000

     05/27/94             PURCHASE                2,500

     05/27/94             PURCHASE                2,500

     05/31/94             PURCHASE                2,500

     05/31/94             PURCHASE                2,500

     06/21/94             PURCHASE               10,000

     08/01/95             PURCHASE                5,000

     10/05/95             PURCHASE                5,000

     12/16/95             PURCHASE               11,000 (2)

(1) Mr. Stone purchased options to purchase 10,000 shares of Common Stock on 12/1/95 and sold 300 puts to sell the Common Stock on 9/21/95.
(2)      Through exercise of expiring options.

         E. All of the shares described above in paragraph D were purchased with personal funds, working capital or margin borrowings extended by broker-dealers in the regular course of business. As of the date of this Consent Solicitation Statement none of the persons named in such paragraph have any outstanding margin indebtedness with respect to any securities of the Company.

         F. No participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

         G. Except as described in this Appendix or elsewhere in the Consent Solicitation Statement,

         (a) none of the members of the Committee or the Committee Nominees is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

         (b) none of the members of the Committee, the Committee Nominees or any of their respective associates has had any transaction, or series of similar transactions, since January 1, 1995, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any such participant had, or will have, a direct or indirect material interest;

         (c) none of the members of the Committee, the Committee Nominees or any of their respective associates has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates; or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party;

         (d) no person who is a party to an arrangement or understanding pursuant to which a Committee Nominee is proposed to be elected, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon by the stockholders of the Company;

         (e) there are no material proceedings to which any Committee Nominee or any associate of any such Committee Nominee, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; and

         (f) No Committee Nominee has been party to any of the following events that occurred during the past five years and that are material to an evaluation of the ability or integrity of any person nominated to become a director of the Company:

                 (1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

                 (2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

                 (3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

                 i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

                 ii)      Engaging in any type of business practice; or

                 iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

         (4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph G.(f)(3)(i) of this Appendix, or to be associated with persons engaged in any such activity;

         (5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

         (6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

                 For purposes of the foregoing, the term "associate" has the meaning set forth in Rule 14a-1 under the Exchange Act.

                                                                     APPENDIX II

                 This Appendix sets forth the text, in relevant part, of the By-laws which are proposed by the Committee to be amended, as the Company's public filings indicate such By-laws were in effect on November 14, 1995 and as they will appear after adoption of the Committee's proposed By-law Amendments. Language proposed to be deleted is marked in brackets. Language proposed to be added is in italics. The Committee is not aware of any amendments to the By-laws since November 14, 1995. To the extent any such By-law amendments have been adopted subsequently, such intervening amendments shall be repealed by the adoption of the following amendments if inconsistent therewith.

         Section 2.1 Number, Election and Term of Office. The number of directors which shall constitute the whole Board of Directors shall be five, unless and until changed by resolution of the Board of Directors [fixed from time to time by resolution of the Board of Directors but shall not be less than three]. The directors shall be elected at the annual meeting of stockholders, except as provided in Section 2.2, and each director elected at an annual meeting of stockholders, and directors elected or appointed in the interim to fill vacancies and newly created directorships shall hold office until the next annual meeting of stockholders and [or] until their successors are duly elected and qualified or until their earlier resignation or removal. A director need not be a stockholder.

         Section 2.2 Vacancies and Additional Directorships. Any vacancy or vacancies created by the death or resignation of a director may be filled only by the majority vote of the remaining directors, though less than a quorum, or by the sole remaining director. Any vacancy or vacancies created by the removal of one or more directors may be filled only by action of the holders of shares representing a majority of the shares of Common Stock outstanding and entitled to vote and such action may be taken at the same annual or special meeting, or by means of the same written consent or consents, of stockholders at or by which such director or directors were removed, or may be taken at a different meeting or by a separate written consent or consents. Newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and such newly created directorships may not be filled by the stockholders unless otherwise required by law. [Unless otherwise provided in the Certificate of Incorporation or these By-laws: (1) vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum; (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office.]

         Section 2.7 Removal of Directors. At any annual meeting of stockholders, at any special meeting of the stockholders duly called for the purpose of removing a director or directors as provided in these By-laws, or by action of the stockholders by written consent in accordance with the laws of the State of Delaware and the Certificate of Incorporation, any director or directors may, by the affirmative vote or written consent, as the case may be, of the holders of shares representing a majority of [the votes of all] the shares of Common Stock [stock] outstanding and entitled to vote [for the election of directors], be removed from office, either for or without cause. Such vacancy [shall] may only be filled by the stockholders [directors] as provided in Section 2.2.

                                                                    APPENDIX III


                             NON-EMPLOYEE DIRECTOR
                           COMPENSATION AND BENEFITS

                 The information set forth in this Appendix has been taken from or is based upon the Company's proxy statement for its 1995 Annual Meeting of Stockholders, which is on file with the Commission.

                 Each member of the Board who is not an officer of the Company receives a base retainer fee of $18,000 per year, and an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board. The Chairman of the Board receives $100,000 per year for his services and the Vice Chairman receives $100,000 per year for his services if the Chairman of the Board is unable to serve. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive $5,000 per year for their service in such positions. Non-employee directors also receive various insurance benefits.

                 In December 1994, the Board of Directors adopted the Non-Employee Director Retirement Plan (the "Director Retirement Plan") which provides that any eligible non-employee director who elects to participate in the Director Retirement Plan and who has served on the Board of Directors for at least three full years (excluding service while a full-time employee of the Company) shall be entitled to a retirement payment beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ends. The Director Retirement Plan provides that the Company shall pay to such director annually a sum (the "Retirement Amount") equal to the base annual retainer fee paid to the director at the time such director ends service as a director to the Company. Such payments are to be made for a period of time equal to the aggregate length of time (the "Benefit Period") such director served on the Board of Directors (excluding any period during which the director was a full-time employee of the Company). The Company's obligation to pay the Retirement Amount terminates upon the death of the director; however, in the event of death of a director after age 65, the Company will pay an amount equal to 50 percent of the Retirement Amount to the director's spouse for the shorter of the remaining term of the Benefit Period or until the date of death of such spouse. In the event of death of a director during a year, the amount paid the surviving spouse is prorated based upon the director's date of death. If a director does not have a spouse at the time of his death, no further benefits will be paid.

                 In addition to the retirement benefit provided above, if a non-employee electing director was the Chairman of the Board of Directors or the Chairman of any committee of the Company's Board of Directors at the time the director's service ends, the Company will pay such director a one-time payment equal to the fee paid during the prior





                                              III-1
calendar year by the Company for the director's service as Chairman of the Board of Directors and/or Chairman of any committee of the Board of Directors. In the event of death of a director while serving as Chairman of the Board of Directors or Chairman of any committee of the Board of Directors, this payment will be made to such director's spouse, if living, otherwise such payment will be made to his estate.

                 Effective April 1, 1995, the Board of Directors adopted the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which a director electing to participate may defer between 20 percent and 100 percent of his director fees for the ensuring year, which deferred fees are credited to an interest-bearing account maintained by the Company. All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control.

                 Under the Company's Non-Employee Director Stock Option Plan (the "1995 Plan"), stock options with respect to 5,000 shares of the company's Common Stock were awarded to each non-employee director on February 23, 1995. In addition, stock options for 1,000 shares will be granted to each non-employee director of the Company on the day following the annual meeting of stockholders in 1995 and following the annual meeting of stockholders in each succeeding year until February 2005, when the 1995 Plan will terminate as to the issuance of stock options. A maximum of 150,000 shares of Common Stock is reserved for issuance upon exercise of stock options granted under the 1995 Plan.





                                              III-2

                                                                     APPENDIX IV


                   PRINCIPAL STOCKHOLDERS OF THE COMPANY AND
                   STOCK HOLDINGS OF THE COMPANY'S MANAGEMENT

                 Schedule 14A adopted by the Commission under the Exchange Act requires the Committee to disclose, to the extent known to the Committee, certain information regarding ownership of voting securities of the Company. The information set forth in this Appendix is provided in response to that requirement. Except with respect to information concerning the Committee and its members, all information contained in the following tables (including the footnotes) has been taken from or is based upon the 1995 Company Proxy Statement and other information contained in other filings by the Company with the Commission. Although the Committee does not have any knowledge that would indicate that any statements contained herein based on such filings are untrue, the Committee does not take responsibility for the accuracy or completeness of the information contained in any such document filed by the Company with the Commission, or for any failure by the Company or beneficial owners of its voting securities to disclose relevant information or events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Committee.

                 The following table shows the beneficial ownership of the Company's Common Stock as of March 23, 1995, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director of the Company, the Company's Chief Executive Officer, the other four most highly compensated officers of the Company during 1994 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                                                    Beneficial Ownership
                                                                       Of Common Stock
                                                                      On March 23, 1995
                                                              -------------------------------------
                                                               Shares              Percent of Class
                                                              --------             ----------------
Michael D. Burke  . . . . . . . . . . . . . . . .              516,134(1)                  2.075
Robert J. Caverly   . . . . . . . . . . . . . . .                3,000                     0.012
Peter M. Detwiler   . . . . . . . . . . . . . . .                8,715                     0.036
Steven H. Grapstein   . . . . . . . . . . . . . .            1,522,900(2)                  6.206
Raymond K. Mason, Sr.   . . . . . . . . . . . . .               12,428                     0.051
John J. McKetta, Jr.  . . . . . . . . . . . . . .                1,565                     0.006
Joel V. Staff   . . . . . . . . . . . . . . . . .                1,200(3)                  0.005
Murray L. Weidenbaum  . . . . . . . . . . . . . .                  100                     -
Charles Wohlstetter (4)   . . . . . . . . . . . .                3,106                     0.013

                                                                    Beneficial Ownership
                                                                       Of Common Stock
                                                                      On March 23, 1995
                                                              -------------------------------------
                                                               Shares              Percent of Class
                                                              --------             ----------------
Gaylon H. Simmons   . . . . . . . . . . . . . . .              119,283(5)                  0.484
Bruce A. Smith  . . . . . . . . . . . . . . . . .               84,488(6)                  0.343
James C. Reed, Jr.  . . . . . . . . . . . . . . .               23,663(7)                  0.096
William T. Van Kleef  . . . . . . . . . . . . . .               19,825(8)                  0.081
All directors, nominees for election as a
director and executive officers as a group
(16 individuals)  . . . . . . . . . . . . . . . .            2,361,566(9)                  9.415

--------------------
(1) The shares shown include 40,000 share which Mr. Burke has the right to acquire, all or some of which shares, according to the 1995 Company Proxy Statement, were as of March 23, 1995, subject to substantial restrictions and conditions of forfeiture and 959 shares credited to the account of Mr. Burke under the Company's Thrift Plan. In addition, the shares shown include 300,000 shares which Mr. Burke had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(2) Mr. Grapstein is an officer of Oakville N.V., which owns 1,522,900 shares of the Company's Common Stock. Mr. Grapstein, as an officer, shares voting and investment power with respect to such shares.

(3) Mr. Staff shares voting and investment power with respect to these shares with his spouse. According to the Company's report on Form 10-Q for the quarter ended June 30, 1995, Mr. Staff resigned as a director of the Company effective June 13, 1995.

(4)      Mr. Wohlstetter is now deceased.

(5) The shares shown include 100,000 shares which Mr. Simmons had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(6) The shares shown include 1,039 shares credited to Mr. Smith's account under the Company's Thrift Plan and 66,666 shares which Mr. Smith had the right to acquire through the exercise of stock options which were exercisable on March 23, 1995, or within 60 days thereafter.

(7) The shares shown include 733 and 88 shares credited to Mr. Reed's account under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 13,000 shares which Mr. Reed had the right to acquire through the exercise of stock options or stock awards on March 23, 1995, or within 60 days thereafter.

(8) The shares shown include 339 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 9,200 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on March 23, 1995, or within 60 days thereafter.

(9) The shares shown include 3,070 and 264 shares credited to the accounts of officers and directors under the Company's Thrift Plan and Employee Stock Ownership Plan, respectively, and 545,400 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards which were exercisable on March 23, 1995, or within 60 days thereafter. The shares shown also include 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.

                         -----------------------------

                 The following table sets forth information as to each person or group, other than the Committee and its members, who, according to the 1995 Company Proxy Statement, beneficially owned more than five percent of the outstanding shares of Common Stock of the Company as of March 23, 1995. For information concerning ownership of Common Stock by members of the Committee, see Appendix I attached to this Consent Solicitation Statement.

                                                                          Amount and Nature of Beneficial
                                                                                     Ownership
                                                                          -------------------------------
                                            Name and Address                 Number of        Percent of
         Title of Class                    of Beneficial Owner                Shares            Class
         --------------                    -------------------               --------         ----------
Common Stock  . . . . . . . . .    Ardsley Advisory Partners (1)               2,985,000           12.165
                                   646 Steamboat Road
                                   Greenwich, CT  06838
Common Stock  . . . . . . . . .    Oakville N.V. (2)                           1,522,900            6.206
                                   c/o Kuo Investment Company
                                   33rd Floor
                                   767 Third Avenue
                                   New York, NY  10017

__________________

(1) According to a Schedule 13G filed with the Commission, Ardsley Advisory Partners ("Ardsley") is a general partnership organized under the laws of the State of Connecticut. Ardsley is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, with respect to the shares of

         Common Stock of the Company held by Ardsley as of March 23, 1995, for the discretionary account of certain clients, including (i) investment partnerships for which Ardsley serves as the management company and
         (ii) a general partnership comprised of the same partners as Ardsley serves as general partner. By reason of the provisions of Rule 13d-3 under the Exchange Act, Ardsley is deemed to own beneficially the shares owned by the managed accounts. Each client for whose account Ardsley had purchased Common Stock has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased for his account. No such client has any of the foregoing rights with respect to more than five percent of the Company's Common Stock. According to the Schedule 13G filed by Ardsley, there is no agreement or understanding among such persons to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Philip J. Hempleman, a managing partner of Ardsley, is a citizen of the United States. By virtue of Mr. Hempleman's position as managing partner of Ardsley, he may be deemed to have the shared power to vote, or direct the voting of, and the shared power to dispose, or direct the disposition of, the shares of Common Stock held by the discretionary accounts managed by Ardsley, and therefore, Mr. Hempleman may be deemed to be a beneficial owner of such shares.

(2) According to Schedule 13Ds on file with the SEC, Oakville N.V., Netherlands Antilles corporation ("Oakville"), is a wholly owned subsidiary of Kuo Investment Limited, a Cayman Islands corporation ("Kuo"). According to information provided to the Company by Oakville, the following persons are Oakville's directors and executive officers: (a) Peter Yun Siak Fu, President and Director of Oakville, Director and officer of Kuo; (b) Peter Chong Cheng Fu, Director and Secretary of Oakville, Director and officer of Kuo; (c) Ong Beng Seng, Vice President and Director of Oakville; Director and officer of Kuo;
         (d) David Song Long Ban, Treasurer and Director of Oakville, Director and officer of Kuo; (e) Steven H. Grapstein, Vice President and Director of Oakville; and (f) Holland Intertrust (Curacao) N.V., a Netherlands Antilles corporation, a Director of Oakville. Oakville reports that it has sole voting and dispositive power over its voting securities.

                 As stated under the caption "BACKGROUND" in the Consent Solicitation Statement to which this Appendix is attached, on November 16, 1995, Whelan Management Corp. purchased from Ardsley options to acquire up to 400,000 shares of Common Stock from Ardsley, and the foregoing table does not reflect that transaction, nor any other changes to beneficial ownership of Common Stock which may have occurred since March 23, 1995.

                     [BACK COVER OF SOLICITATION STATEMENT]

                                   IMPORTANT

1. If your shares are held in your own name, please sign, date and mail the enclosed white consent card to our solicitation agent, Morrow & Co., Inc., in the postage-paid envelope provided.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a white consent card to be signed representing your shares. The Committee urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to The Stockholder' Committee For New Management of Tesoro Petroleum Corporation in care of Morrow & Co., Inc. at the address set forth below so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                 If you have any questions or require any assistance in executing your consent, please call

                               Morrow & Co., Inc.
                                909 Third Avenue
                            New York, New York 10022
                           Toll Free: (800) 634-4458

                Banks and Brokerage firms, please call collect:
                                 (212) 754-8000

                    INDEX TO EXHIBITS



  EXHIBIT
  NUMBER                    DESCRIPTION
  -------                   -----------

   99.1       Form of Consent Card

   99.2       Form of Letter to Institutional Shareholders

   99.3       Form of "To Our Clients" Letter

   99.4       Form of Letter to Beneficial Owners